Exhibit 99.1

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

The following information contains, or may be deemed to contain, “forward-looking statements” (as defined in the U.S. Private Securities Litigation Reform Act of 1995) including, without limitation, information concerning possible or assumed future results of operations, including our ability to achieve the synergies reflected in our presentation of Pro Forma Adjusted EBITDA, the preliminary financial results for the Dana Business (as defined herein) for the three months ended September 30, 2025 and descriptions of our business plan and strategies,. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although forward-looking statements reflect management’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date the statements are made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to: risks related to the Dana Business Acquisition (as defined herein), including, but not limited to: (i) that the Dana Business Acquisition may not be completed in a timely manner or at all; (ii) we may experience delays, unanticipated costs or restrictions resulting from regulatory review of the Dana Business Acquisition, including the risk that we may be unable to obtain governmental and regulatory approvals required for the Dana Business Acquisition or that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Dana Business Acquisition; or (iii) the full amount of the financing intended to finance the Dana Business Acquisition may not be obtained; our participation in markets that are competitive; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs, including with respect to electric hybrid and fully electric commercial vehicles; increases in cost, disruption of supply or shortage of labor, freight, raw materials, energy or components used to manufacture or transport our products or those of our customers or suppliers, including as a result of geopolitical risks, natural disasters, extreme weather events, wars and public health crises such as pandemics; global economic volatility; general economic and industry conditions, including the risk of prolonged inflation and recession; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers or suppliers; the highly cyclical industries in which certain of our end users operate; uncertainty in the global regulatory and business environments in which we operate; the concentration of our net sales in our top five customers and the loss of any one of these; cybersecurity risks to our operational systems, security systems or infrastructure owned by us or our third-party vendors and suppliers; the failure of markets outside North America to increase adoption of fully automatic transmissions; the success of our research and development efforts, the outcome of which is uncertain; U.S. and foreign defense spending; risks associated with our international operations, including acts of war and increased trade protectionism and tariffs; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to identify, consummate and effectively integrate acquisitions and collaborations; and risks related to our indebtedness.

Allison Transmission cannot assure you that the assumptions made in preparing any of the forward-looking statements will prove accurate or that any long-term financial goals will be realized. All forward-looking statements included herein speak only as of the date made, and Allison Transmission undertakes no obligation to update or revise publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise. In particular, Allison Transmission cautions you not to place undue weight on certain forward-looking statements pertaining to the pro forma financial information, potential growth opportunities or long-term financial goals set forth herein. Actual results may vary significantly from these statements.

Allison Transmission’s business is subject to numerous risks and uncertainties, which may cause future results of operations to vary significantly from those presented herein. Important factors that could cause actual results to differ materially are discussed in Allison Transmission’s Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025.

NON-GAAP FINANCIAL INFORMATION

This Exhibit 99.1 contains financial measures which have not been calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted EBITDA Margin, Pro Forma Adjusted EBITDA, Adjusted Net Leverage, Free Cash Flow, Free Cash Flow Conversion, Pro Forma Adjusted Free Cash Flow, Adjusted Free Cash Flow and the presentation of our pro forma financial data for the 12 months ended June 30, 2025 (collectively, the “non-GAAP financial measures”). These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s or the Dana Business’ financial results, as applicable. We believe that the presentation of these non-GAAP financial measures enhances an investor’s understanding of our financial performance. We further believe that these non-GAAP financial measures are useful financial metrics to assess our operating performance from period-to-period by excluding certain items that we believe are not representative of our core business. We use certain of these non-GAAP financial measures for business planning purposes and in measuring our performance relative to that of our competitors. Because not all companies calculate non-GAAP financial information identically (or at all), this presentation herein may not be comparable to other similarly titled measures used by other companies. Further, such non-GAAP financial measures of the Company or the Dana Business, as applicable, should not be considered in isolation or as a substitute for the information contained in the historical financial information of the Company, if any, prepared in accordance with GAAP included herein. The adjustments made to calculate these non-GAAP financial measures are significant components in understanding and evaluating our financial performance and liquidity. The presentation of these non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. For a reconciliation of these non-GAAP financial measures to the most comparable measures calculated in accordance with GAAP, see “Certain Summary Historical and Pro Forma Financial Data”.

In addition, this Exhibit 99.1 contains the Dana Business’ unaudited preliminary operating results for the three months ended September 30, 2025. The preliminary financial data for the three months ended September 30, 2025 has been prepared by, and is the responsibility of, the management of Dana (as defined herein) and is subject to the finalization of quarter-end financial and accounting procedures. Dana’s independent auditors have not audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the accompanying preliminary financial data, and, accordingly, they do not express an opinion or any other form of assurance with respect thereto. This information, while based on the good faith expectations of Dana’s management as of the date of this Form 8-K, is based on a preliminary analysis, is not final and may materially differ from the actual results once completed. This preliminary financial data should not be viewed as a substitute for full financial statements prepared in accordance with U.S. GAAP or as a measure of performance.

DEFINITIONS

As used in this Exhibit 99.1, except where noted or the context otherwise requires:

•	“Dana” refers to Dana Incorporated, a Delaware corporation.

•	“Dana Business” refers to Dana Incorporated’s off-highway business.

•	“Dana Business Acquisition” refers to Holdings’ Stock Purchase Agreement with Dana Incorporated to acquire the Dana Business.

•	“Dana Business Acquisition Closing” refers to the closing of the Dana Business Acquisition.

•

“Existing Revolving Credit Facility” refers to the Company’s senior secured revolving facility in the initial aggregate principal amount of up to $750.0 million (with a $75.0 million sublimit for the issuance of letters of credit thereunder), maturing on March 13, 2029.

•	“Existing Term Loan Facility” refers to the Company’s senior secured term loan facility in the initial aggregate principal amount of $518.0 million, maturing on March 13, 2031.

•	“Holdings”, “Allison” and the “Company” refer to Allison Transmission Holdings, Inc., a corporation incorporated under the laws of the State of Delaware, and the direct parent of the Issuer.

•	“Incremental Term Loan Facility” refers to the incremental term loan facility the Company began public marketing for on October 30, 2025.

•	“Issuer” refers to Allison Transmission, Inc., a corporation incorporated under the laws of the State of Delaware

•	“Notes” refers to new senior notes that the Issuer intends to issue to finance a portion of the Dana Business Acquisition.

•	“Revolver Refinancing Facility” refers to the Existing Revolving Credit Facility to extend its maturity and increase the commitment amount therefor.

•	“Senior Secured Credit Facilities” refers to, collectively, the Revolver Refinancing Facility, the Incremental Term Loan Facility and the Existing Term Loan Facility.

•

“Transactions” refers to (a) the issuance of the Notes and the use of proceeds therefrom, (b) the Dana Business Acquisition, (c) the expected entry into and the effectiveness of an amendment to the credit agreement governing the Senior Secured Credit Facilities; and (d) the payment of fees, costs and expenses related to the foregoing.

•

“6/30 LTM Period” refers to the 12 months ended June 30, 2025, which, with respect to financial information, has been derived by subtracting amounts included in the unaudited financial statements for the six months ended June 30, 2024 from the audited consolidated financial statements for the year ended December 31, 2024 and then adding amounts included in the unaudited financial statements for the six months ended June 30, 2025.

•

“9/30 LTM Period” refers to the 12 months ended September 30, 2025, which, with respect to financial information, has been derived by subtracting amounts included in the unaudited financial statements for the nine months ended September 30, 2024 from the audited consolidated financial statements for the year ended December 31, 2024 and then adding amounts included in the unaudited financial statements for the nine months ended September 30, 2025.

PRELIMINARY THIRD QUARTER OPERATING RESULTS OF THE DANA BUSINESS

The Dana Business’ unaudited preliminary operating results for the three months ended September 30, 2025 are set forth herein. The preliminary financial data for the three months ended September 30, 2025 has been prepared by, and is the responsibility of, the management of Dana and is subject to the finalization of quarter-end financial and accounting procedures. This information, while based on the good faith expectations of Dana’s management as of the date hereof, is based on a preliminary analysis, is not final and may materially differ from the actual results once completed.

Based on the preliminary analysis of Dana’s management performed for the three months ended September 30, 2025, the Dana Business anticipates the following operating results:

•

Revenue is expected to be between $570 million and $690 million, compared to $620 million for the three months ended September 30, 2024, a change of between (8.1)% and 11.3%, driven by decreased revenue from the agriculture, material handling, construction and forestry end markets, offset by improved performance in the industrial end market, tariff recoveries and favorable foreign currency fluctuations (primarily the Euro);

•

EBITDA is expected to be between $85 million and $105 million, compared to $104 million for the three months ended September 30, 2024, a change of between (18.3)% and 1.0%, driven by unfavorable end market mix, higher bonus accruals, tariffs, and lower customer recoveries as compared to the prior year period, partially offset by favorable foreign currency fluctuations (primarily the Euro); and

•	Capital Expenditures are expected to be between $8 million and $12 million, compared to $11 million for the three months ended September 30, 2024, a change of between (27.3)% and 9.1%.

RISK FACTORS

The Dana Business preliminary financial results for the three months ended September 30, 2025 were prepared by the Dana’s management based solely on estimates using information currently available as of the date hereof. The final results for the Dana Business for the three months ended September 30, 2025 may vary from the preliminary financial results included herein.

The preliminary financial results included herein were prepared by Dana’s management in connection with the preparation of Dana Business financial statements and are based upon a number of assumptions. Dana’s management is still in the process of preparing the Dana Business full financial statements for the three months ended September 30, 2025. Additional items that may require adjustments to the preliminary financial results may be identified and could result in material changes to the estimated preliminary financial results. In addition, our expectations relating to the Dana Business financial results for the three months ended September 30, 2025 may not be realized and we provide no assurance that the Dana Business’ actual results will not vary from current expectations. As a result, the Dana Business’ final results for these periods may vary from the preliminary financial results included herein.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial data included herein.

The unaudited pro forma financial data included herein are presented to reflect the Dana Business Acquisition for illustrative purposes only. If the Dana Business Acquisition had occurred in the past, the operating results might have been materially different from those presented in the unaudited pro forma financial data. The unaudited pro forma financial data should not be relied upon as an indication of operating results that would have been achieved if the Dana Business Acquisition contemplated herein had taken place on the specified date. The unaudited pro forma condensed combined financial statements are not necessarily indicative of our future operating results. The unaudited pro forma financial data has been derived from our audited and unaudited financial statements and the Dana Business’ audited and unaudited financial statements, and reflects assumptions and adjustments that are based upon preliminary estimates and our successful completion of the Transactions. The fair value of the assets and liabilities of the Dana Business have been estimated based on discussions with Dana’s management, preliminary valuation studies and financial due diligence. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates will be revised as additional information becomes available and as additional analyses are performed. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected herein. The assumptions used in preparing the unaudited pro forma financial data, including assumptions as to the successful completion of the Transactions, may not prove to be accurate, and other factors may adversely affect our financial condition or results of operations following the Dana Business Acquisition Closing.

CERTAIN SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

Allison Transmission and Pro Forma Financial Information

The following table sets forth our summary historical consolidated financial information and summary unaudited pro forma condensed combined financial information for the periods and dates indicated. The summary historical financial data of Allison for the fiscal years ended December 31, 2023 and 2024 were derived from the audited consolidated financial statements of Allison. The summary historical financial data of Allison as of and for the nine months ended September 30, 2025 were derived from the unaudited condensed consolidated financial statements of Allison.

We have also presented summary unaudited consolidated financial data for the 9/30 LTM Period, which has been derived by subtracting amounts included in the unaudited financial statements for the nine months ended September 30, 2024 from the audited consolidated financial statements for the year ended December 31, 2024 and then adding amounts included in the unaudited financial statements for the nine months ended September 30, 2025. These figures are not presented in accordance with GAAP, but we believe they provide investors with useful information to assess our recent performance. The summary historical audited and unaudited consolidated financial information is derived from historical consolidated financial statements and certain financial data of Holdings in lieu of consolidated financial statements and financial data for the Issuer.

The summary unaudited pro forma condensed combined financial information for the 6/30 LTM Period and as of June 30, 2025 has been derived from the unaudited pro forma condensed combined financial statements. The summary unaudited pro forma condensed combined statement of operations data for the 6/30 LTM Period have been calculated by subtracting amounts included in the unaudited pro forma condensed combined statement of operations information and cash flow data for the six months ended June 30, 2024 from the unaudited pro forma condensed combined statement of operations information and cash flow data for the year ended December 31, 2024 and then adding amounts included in the unaudited pro forma condensed combined statement of operations information and cash flow data for the six months ended June 30, 2025. These figures are not presented in accordance with GAAP, but we believe they provide investors with useful information to assess our recent performance.

The summary unaudited pro forma condensed combined statement of operations information has been adjusted to give effect to the Transactions as if each of these events occurred on January 1, 2024. The summary unaudited pro forma condensed combined balance sheet data have been adjusted to give effect to the Transactions as if they occurred as of June 30, 2025. For a further description of the pro forma adjustments, see “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma financial data presented herein are presented to reflect the Dana Business Acquisition for illustrative purposes only. If the Dana Business Acquisition had occurred in the past, the operating results might have been materially different from those presented in the unaudited pro forma financial data. The unaudited pro forma financial data should not be relied upon as an indication of operating results that would have been achieved if the Dana Business Acquisition contemplated herein had taken place on the specified date. Neither the historical nor unaudited pro forma condensed combined financial statements are necessarily indicative of our future operating results. The summary historical and unaudited pro forma condensed combined financial statements presented below are qualified in their entirety by reference to, and should be read in conjunction with, the historical and unaudited pro forma condensed combined financial statements and related notes.

Statement of Operations Data:

	Historical				Pro Forma
	Years Ended December 31,		Nine Months Ended September 30,	9/30 LTM Period	6/30 LTM Period
(in millions)	2023	2024	2025	2025	2025
Net sales	$3,035	$3,225	$2,273	$3,069	$5,675
Cost of sales	1,565	1,696	1,164	1,587	3,719

Gross profit	1,470	1,529	1,109	1,482	1,956
Selling, general and administrative	357	337	270	354	592
Engineering – research and development	194	200	130	184	192

Operating income	919	992	709	944	1,172
Interest expense, net	(107)	(89)	(67)	(88)	(207)
Other income (expense), net	15	(6)	15	11	26

Income before income taxes	827	897	657	867	991
Income tax expense	(154)	(166)	(133)	(168)	(185)

Net income	$673	$731	$524	$699	$806

Balance Sheet Data:

	Historical			Pro Forma
	As of December 31,		As of September 30,	As of June 30,
(in millions)	2023	2024	2025	2025
Cash and cash equivalents	$555	$781	$902	$297
Total assets	$5,025	$5,336	$5,517	$8,879
Current liabilities	$501	$506	$438	$1,393
Long-term debt	$2,497	$2,395	$2,393	$4,378

Other Financial Data:

	Historical				Pro Forma
	Year Ended December 31,		6/30 LTM Period	9/30 LTM Period	Year Ended December 31,	Six Months Ended June 30,	6/30 LTM Period
(in millions)	2023	2024	2025	2025	2024	2025	2025
Net Income	$673	$731	$762	$699	$676	$423	$806

Adjusted for:
Income tax expense	154	166	172	168	189	79	185
Depreciation of property, plant and equipment	109	111	114	116	198	97	194
Interest expense, net	107	89	85	88	219	101	207
Amortization of intangible assets	45	10	6	7	87	41	83
Acquisition-related expenses(a)	—	—	24	38	44	24	24
Inventory step-up(b)	—	—	—	—	87	—	—
Stock-based compensation expenses(c)	22	26	26	26	26	14	26
Unrealized loss (gain) on marketable securities(d)	1	9	(9)	(10)	9	(8)	(9)
UAW Local 933 contract signing incentives(e)	—	14	—	—	14	—	—
Pension plan settlement loss(f)	—	4	—	—	4	—	—
Restructuring charges, net(g)	—	—	—	—	9	3	11
Other(h)	(3)	5	4	3	8	1	6

Adjusted EBITDA	$1,108	$1,165	$1,184	$1,135	$1,570	$775	$1,533

Cost Synergies(i)	—	—	—	—	—	—	$120

Pro Forma Adjusted EBITDA	—	—	—	—	—	—	$1,653

Capital Expenditures	$125	$143	$168	$176	$212	$80	$240
Free Cash Flow	$983	$1,022	$1,016	$959	$1,358	$695	$1,293
Net sales	$3,035	$3,225	$3,200	$3,069	$5,921	$2,842	$5,675
Net income as a percent of Net sales	22.2%	22.7%	23.8%	22.8%	11.4%	14.9%	14.2%
Adjusted EBITDA as a percent of Net sales	36.5%	36.1%	37.0%	37.0%	26.5%	27.3%	27.0%
Net cash provided by operating activities	$784	$801	$822	$804	$816	$460	$959
Deductions to reconcile to Adjusted free cash flow:
Additions of long-lived assets	(125)	(143)	(168)	(176)	(212)	(80)	(240)

Adjusted free cash flow	$659	$658	$654	$628	$604	$380	$719

(a)	Represents acquisition-related expenses (recorded in Selling, general and administrative), primarily consulting and legal fees, related to the acquisition of the Dana Business.

(b)	Represents non-cash charges related to the fair value adjustment of inventory acquired from the acquisition of the Dana Business.
(c)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering — research and development).
(d)	Represents unrealized losses (gains) (recorded in Other income (expense), net) related to an investment in the common stock of Jing-Jin Electric Technologies Co. Ltd.
(e)

Represents non-recurring incentives (recorded in Cost of sales, Selling, general and administrative, and Engineering—research and development) to eligible employees as a result of the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) Local 933 represented employees ratifying a four-year collective bargaining agreement effective through November 2027.

(f)

Represents a non-cash settlement charge (recorded in Other income (expense), net) for a pro rata portion of previously unrecognized pension plan actuarial net losses associated with the pension risk transfer of a portion of our salaried defined benefit pension plan obligations to a third-party insurance company.

(g)	Represents restructuring plan expenses of the Dana Business.
(h)	Represents other adjustments as permitted pursuant to the Credit Agreement, as amended.
(i)	Represents cost synergies and operational improvements expected to result from the acquisition of the Dana Business.

Dana Business Financial Information

The following table sets forth the Dana Business’ summary historical combined financial information for the periods and dates indicated. The summary historical financial data of the Dana Business for the fiscal years ended December 31, 2023 and 2024 were derived from the audited combined financial statements of the Dana Business, as restated. The summary historical financial data of the Dana Business as of and for the six months ended June 30, 2025 were derived from the unaudited condensed combined financial statements of the Dana Business, as restated.

We have also presented summary unaudited combined financial data of the Dana Business for the 6/30 LTM Period, which has been derived by subtracting amounts included in the Dana Business’ unaudited condensed combined financial statements for the six months ended June 30, 2024, as restated, from its audited combined financial statements for the year ended December 31, 2024, as restated, and then adding amounts included in the Dana Business’ unaudited condensed combined financial statements for the six months ended June 30, 2025, as restated. These figures are not presented in accordance with GAAP, but we believe they provide investors with useful information to assess the Dana Business’ recent performance.

Statement of Operations Data:

	Historical
	Year Ended December 31,		Six Months Ended June 30,	6/30 LTM Period
(in millions)	2023	2024	2025 (as Restated)	2025 (as Restated)
Net sales – External	$3,034	$2,635	$1,241	$2,423
Net sales – Related party	51	61	21	52

Net Sales	3,085	2,696	1,262	2,475
Costs and Expenses
Cost of sales – External	2,550	2,194	1,042	2,028
Cost of sales – Related party	35	39	15	34

Cost of sales	2,585	2,233	1,057	2,062
Selling, general and administrative expenses	162	137	77	138
Amortization of intangibles	5	5	3	5
Restructuring charges, net	3	9	3	11
Interest
Interest income – External	4	4	3	5
Interest income – Related party	10	9	4	8

Interest income	14	13	7	13
Interest expense – External	2	4	—	4
Interest expense – Related party	27	25	12	24

Interest expense	29	29	12	28
Other income, net	17	16	10	18

Income before income taxes	332	312	127	262
Income tax expense	94	107	19	67

Net income	$238	$205	$108	$195

Balance Sheet Data:

	Historical
	As of December 31,		As of June 30,
(in millions)	2023	2024	2025 (as Restated)
Cash and cash equivalents	$82	$128	$147
Total assets	$2,359	$2,248	$2,498

Current liabilities	$1,028	$829	$927
Total liabilities	$1,952	$1,717	$1,919

Other Dana Business Financial Data:

		Historical
	Year Ended December 31,		Six Months Ended June 30,		6/30 LTM Period
(in millions)	2023	2024	2024	2025 (as Restated)	2025 (as Restated)
Net Income	$238	$205	118	$108	$195

Adjusted for:
Income tax expense	94	107	59	19	67
Depreciation of property, plant and equipment	93	63	35	28	56
Interest expense, net	15	16	6	5	15
Amortization of intangible assets	5	5	3	3	5
Restructuring charges, net(a)	3	9	1	3	11
Adjusted EBITDA	$448	$405	$222	$166	$349

Capital Expenditures	$68	$69	$20	$23	$72
Free Cash Flow	$380	$336	$202	$143	$277
Net sales	$3,085	$2,696	$1,483	$1,262	$2,475
Net income as a percent of Net sales	7.7%	7.6%	8.0%	8.6%	7.9%
Adjusted EBITDA as a percent of Net sales	14.5%	15.0%	15.0%	13.2%	14.1%
Net cash provided by operating activities, as Restated	$466	$181	$107	$120	$194
Deductions to reconcile to Adjusted free cash flow:
Additions of long-lived assets	(68)	(69)	(20)	(23)	(72)

Adjusted free cash flow	$398	$112	$87	$97	$122

(a)	Represents restructuring plan expenses of the Dana Business.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared to give effect to the Transactions as discussed further below. The unaudited pro forma condensed combined financial information was derived from the following items:

•	the audited consolidated financial statements of Holdings for the year ended December 31, 2024;

•	the unaudited condensed consolidated financial statements of Holdings as of June 30, 2025 and for the six months ended June 30, 2024 and 2025;

•	the audited combined financial statements of the Dana Business for the year ended December 31, 2024 as restated; and

•	the unaudited condensed combined financial statements of the Dana Business as of June 30, 2025 and for the six months ended June 30, 2024 and 2025, as restated.

The pro forma financial statements have not been prepared in accordance with Article 11 of Reg. S-X because the pro forma financial information is not presented at and for the appropriate dates and time periods. The unaudited pro forma condensed combined statement of operations data for the 6/30 LTM Period have been calculated by subtracting the unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2024 from the unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2024 and then adding the unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2025. The unaudited pro forma condensed combined statements of operations data have been adjusted to give effect to the Transactions as if each of these events occurred on January 1, 2024. The unaudited pro forma condensed combined balance sheet has been adjusted to give effect to the Transactions as if they occurred on June 30, 2025.

The pro forma adjustments are based on the information available and certain assumptions that management believes are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements.

The Dana Business Acquisition will be accounted for using the acquisition method of accounting for business combinations under US GAAP. Under the acquisition method of accounting, the acquisition date fair value will be allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market value, with any excess of the consideration allocated to goodwill. The allocation of the fair value of consideration transferred reflected herein is based on estimates of the fair market value of the tangible and intangible assets and liabilities of the Dana Business as described in the accompanying notes to the unaudited pro forma condensed combined financial information. As of the date hereof, the valuation studies necessary to determine the fair market value of the acquired assets and liabilities and the related allocation are preliminary. The final allocation will be based, in part, on third-party appraisals and may be different from that reflected in the allocation used herein and any differences may be material.

Our historical audited and unaudited financial statements described above have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to the effect of the Transactions on the historical financial information of the Company. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined financial information does not include the realization of any future cost savings or synergies or the incurrence of restructuring or integration charges that are expected to result from the Dana Business Acquisition.

The unaudited pro forma condensed combined financial information is presented for illustrative and informative purposes only and is not intended to represent or be indicative of what our results of operations and financial position would have been had the Transactions actually occurred on the dates indicated, and it is neither representative of nor projects our results of operations for any future period or our financial condition at any future date. The unaudited pro forma condensed combined financial information should be read in conjunction with “Special Note Regarding Forward-Looking Statements” and “Use of Non-GAAP Financial Measures,” and our audited and unaudited financial statements and the accompanying notes, as well as the other financial information included herein.

On June 11, 2025, Allison entered into the Purchase Agreement with Dana to acquire the Dana Business. Pursuant to the Purchase Agreement, the Company plans to acquire the Dana Business for a purchase price of approximately $2,732 million, subject to certain adjustments, using a combination of cash on hand and debt. The closing of the transaction is not subject to a financing condition or to the approval of Dana’s or Allison’s stockholders and is projected to occur late in the fourth quarter of 2025, pending customary regulatory approvals. The Company will be required to pay Dana a termination fee of $120 million if the Purchase Agreement is terminated due to the failure of the transactions contemplated by the Purchase Agreement to be completed by a specified outside date as a result of the failure to obtain required approvals or clearances under, or as a result of an injunction or order relating to, competition and foreign investment laws.

Also on June 11, 2025, in connection with the entry into the Purchase Agreement, the Company entered into the Commitment Letter, pursuant to which the Bridge Lenders have committed to provide the Bridge Facility, in an aggregate principal amount of $2,000 million, subject to customary conditions.

The unaudited pro forma condensed combined financial information assumes that Allison does not draw down on the Bridge Facility but instead finances the Dana Business Acquisition with the Incremental Term Loan Facility and the Notes (the “Debt Financing”). The Debt Financing, together with a $300 million draw on the Company’s Revolver Refinancing Facility, is assumed to be sufficient for purposes of financing the cash consideration and expenses in connection with the Dana Business Acquisition.

Allison has not secured the Debt Financing or drawn down on the Bridge Facility, and any financing related to the Dana Business Acquisition may be different from the amount assumed for purposes of the unaudited pro forma condensed combined financial information. These assumptions and expectations are subject to change, and the debt issuance costs to be incurred and related interest expense could vary significantly from what is assumed in the unaudited pro forma condensed combined financial information. Other factors that are subject to change include, but are not limited to, the timing of borrowings, the amount of cash on hand at the time of closing, and inputs into interest rate determination on debt instruments issued.

The unaudited pro forma condensed combined statement of operations data for the 6/30 LTM Period have been calculated by subtracting the unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2024 from the unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2024 and then adding the pro forma condensed combined statement of operations data for the six months ended June 30, 2025.

The Dana Business Acquisition has been accounted for in the following unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025, the year ended December 31, 2024 and the 6/30 LTM Period, giving effect to the Dana Business Acquisition as if it had occurred on January 1, 2024. The unaudited pro forma condensed combined balance sheet as of June 30, 2025 gives effect to the Dana Business Acquisition as if it had occurred on June 30, 2025.

The following unaudited pro forma condensed combined financial statements and related notes as of and for the six months ended June 30, 2025, the year ended December 31, 2024 and the 6/30 LTM Period have been derived from, and should be read in conjunction with:

•	the historical audited consolidated financial statements of Allison and accompanying notes included in the Allison Annual Report on Form 10-K as of and for the year ended December 31, 2024;

•

the historical unaudited condensed consolidated financial statements of Allison and related notes included in the Allison Quarterly Report on Form 10-Q as of and for the six months ended June 30, 2024 and 2025;

•	the historical audited combined financial statements of the Dana Business and related notes as of and for the year ended December 31, 2024 as restated;

•	the historical unaudited condensed combined financial statements of the Dana Business and related notes as of and for the six months ended June 30, 2024 and 2025 as restated.

The unaudited pro forma financial information contained herein is not presented on a pro forma basis in accordance with Article 11 of Regulation S-X because the pro forma financial information is not presented at and for the appropriate dates and time periods.

The Dana Business has historically been managed and operated in normal course with other Dana businesses through multiple legal entities not solely dedicated to the Dana Business. Therefore, the accompanying historical combined financial statements of the Dana Business have been derived from the accounting records of Dana as if the Dana Business’ operations had been conducted independently from those of Dana and were prepared on a stand-alone basis in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The historical combined statements of operations of the Dana Business reflect allocations of general corporate expenses from Dana including, but not limited to executive management, research and development, sales and marketing, information technology, human resources, finance, accounting, legal, supply chain, and insurance. These allocations were based on direct usage when identifiable or, when not directly identifiable, on the basis of proportional net revenues or headcount or other reasonable driver, as applicable. The unaudited pro forma condensed combined financial statements include Dana assets and liabilities that are specifically identifiable or otherwise attributable to the Dana Business.

The unaudited pro forma condensed combined financial statements were prepared for illustrative and informational purposes only and are not intended to represent what our results of operations or financial position would have been had the Dana Business Acquisition occurred on the dates indicated, or what they will be for any future periods. The unaudited pro forma combined financial information has not been adjusted to give effect to certain expected financial benefits of the transaction, such as cost synergies or revenue synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities. Also, the unaudited pro forma combined financial information does not reflect possible adjustments related to integration activities that have yet to be determined or transaction or other costs following the Dana Business Acquisition that are not expected to have a continuing impact on the business of the combined company.

ALLISON TRANSMISSION HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2025

(in millions)

	Allison Historical	Dana Off-Highway Adjusted (Note 3)	Pre-Merger Adjustments	Note Ref	Transaction Accounting Adjustments	Note Ref	Financing Adjustments	Note Ref	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$778	$147	$(44)	5(a)	$(2,568)	6(b)	$1,984	7(a)	$297
Accounts receivable - net of allowance for doubtful accounts	375	781	(361)	5(b)	—		—		795
Inventories	341	560	—		87	6(f)	—		988
Other current assets	93	126	—		—		—		219

Total current assets	1,587	1,614	(405)		(2,481)		1,984		2,299
Marketable securities	19	—	—		—		—		19
Property, plant and equipment, net	814	444	—		222	6(e)	—		1,480
Intangible assets, net	818	72	—		1,044	6(d)	—		1,934
Goodwill	2,076	188	—		635	6(g)	—		2,899
Other non-current assets	97	180	(8)	5(b)	(21)	6(c), 6(h)	—		248

Total assets	$5,411	$2,498	$(413)		$(601)		$1,984		$8,879

Liabilities
Current liabilities:
Accounts payable	$231	$539	$—		$—		$—		$770
Product warranty liability	32	22	—		—		—		54
Current portion of long-term debt	5	55	(55)	5(b)	—		—		5
Deferred revenue	36	28	—		—		—		64
Other current liabilities	168	283	—		49	6(c)	—		500

Total current liabilities	472	927	(55)		49		—		1,393
Product warranty liability	47	13	—		—		—		60
Deferred revenue	100	—	—		—		—		100
Long-term debt	2,394	662	(662)	5(b)	—		1,984	7(a)	4,378
Deferred income taxes	496	27	—		336	6(h)	—		859
Other non-current liabilities	149	290	—		(50)	6(i)	—		389

Total liabilities	3,658	1,919	(717)		335		1,984		7,179
Stockholders’ equity:
Common stock, $0.01 par value, 1,880,000,000 shares authorized, 85,776,801 shares issued and outstanding	1	—	—		—		—		1
Non-voting common stock, $0.01 par value, 20,000,000 shares authorized, none issued and outstanding	—	—	—		—		—		—
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—	—		—		—		—
Paid in capital	1,946	—	—		—		—		1,946
Accumulated deficit	(157)	—	—		(53)	6(c)	—		(210)
Net parent investment	—	787	304	5(a), 5(b)	(1,091)	6(a)	—		—
Accumulated other comprehensive loss, net of tax	(37)	(208)	—		208	6(a)	—		(37)

Total stockholders’ equity	1,753	579	304		(936)		—		1,700

Total liabilities and stockholders’ equity	$5,411	$2,498	$(413)		$(601)		$1,984		$8,879

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

ALLISON TRANSMISSION HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2025

(in millions, except per share data)

	Allison Historical	Dana Off- Highway Adjusted (Note 4)	Pre-Merger Adjustments	Note Ref	Transaction Accounting Adjustments	Note Ref	Financing Adjustments	Note Ref	Pro Forma Combined	Note Ref
Net sales	$1,580	$1,262	$—		$—		$—		$2,842
Cost of sales	800	1,051	—		12	6(e)	—		1,863

Gross Profit	780	211	—		(12)		—		979
Selling, general and administrative	188	86	—		35	6(d)	—		309
Engineering - research and development	87	—	—		—		—		87

Operating income	505	125	—		(47)		—		583
Interest expense, net	(43)	(5)	8	5(b)	—		(61)	7(a)	(101)
Other income (expense), net	13	7	—		—		—		20

Income before income taxes	475	127	8		(47)		(61)		502
Income tax expense	(88)	(19)	—		12	6(k)	16	7(b)	(79)

Net income	$387	$108	$8		$(35)		$(45)		$423

Basic earnings per share attributable to common stockholders	$4.55								$4.98	6(l)

Diluted earnings per share attributable to common stockholders	$4.50								$4.92	6(l)

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

ALLISON TRANSMISSION HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

(in millions, except per share data)

	Allison Historical	Dana Off- Highway Adjusted (Note 4)	Pre-Merger Adjustments	Note Ref	Transaction Accounting Adjustments	Note Ref	Financing Adjustments	Note Ref	Pro Forma Combined	Note Ref
Net sales	$3,225	$2,696	$—		$—		$—		$5,921
Cost of sales	1,696	2,215	—		111	6(e), 6(f)	—		4,022

Gross Profit	1,529	481	—		(111)		—		1,899
Selling, general and administrative	337	160	—		119	6(c), 6(d), 6(j)	—		616
Engineering - research and development	200	—	—		—		—		200

Operating income	992	321	—		(230)		—		1,083
Interest expense, net	(89)	(16)	16	5(b)	(9)	6(c)	(121)	7(a)	(219)
Other (expense) income, net	(6)	7	—		—		—		1

Income before income taxes	897	312	16		(239)		(121)		865
Income tax expense	(166)	(107)	—		53	6(k)	31	7(b)	(189)

Net income	$731	$205	$16		$(186)		$(90)		$676

Basic earnings per share attributable to common stockholders	$8.40								$7.77	6(l)

Diluted earnings per share attributable to common stockholders	$8.31								$7.68	6(l)

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

ALLISON TRANSMISSION HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE LAST TWELVE MONTHS ENDED JUNE 30, 2025

(in millions, except per share data)

	Allison Historical	Dana Off- Highway Adjusted (Note 4)	Pre-Merger Adjustments	Note Ref	Transaction Accounting Adjustments	Note Ref	Financing Adjustments	Note Ref	Pro Forma Combined	Note Ref
Net sales	$3,200	$2,475	$—		$—		$—		$5,675
Cost of sales	1,651	2,044	—		24	6(e)	—		3,719

Gross Profit	1,549	431	—		(24)		—		1,956
Selling, general and administrative	357	161	—		74	6(d), 6(j)	—		592
Engineering - research and development	192	—	—		—		—		192

Operating income	1,000	270	—		(98)		—		1,172
Interest (expense) benefit, net	(85)	(16)	16	5(b)	—		(122)	7(a)	(207)
Other income, net	19	7	—		—		—		26

Income (loss) before income taxes	934	261	16		(98)		(122)		991
Income tax (expense) benefit	(172)	(67)	—		23	6(k)	31	7(b)	(185)

Net income (loss)	$762	$194	$16		$(75)		$(91)		$806

Basic earnings per share attributable to common stockholders	$8.66								$9.48	6(l)

Diluted earnings per share attributable to common stockholders	$8.66								$9.37	6(l)

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting for business combinations under US GAAP, in accordance with Accounting Standards Codifications (ASC) 805, Business Combinations. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition date, with any excess purchase price allocated to goodwill. The allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change at the effective time of the Dana Business Acquisition. The Company has not completed the detailed valuation studies necessary to determine the fair value of the Dana Business’ assets to be acquired and liabilities to be assumed and the related allocations of purchase price. The final determination of the allocation of the purchase price will be based on the identification of the Dana Business assets acquired and liabilities assumed from the Dana Business and their respective assigned fair values as of the effective date of the Dana Business Acquisition.

The Company estimated the fair value of the Dana Business assets and liabilities based on discussions with Dana’s management, preliminary valuation studies and financial due diligence. Accordingly, the final purchase accounting adjustments may be materially different from the preliminary unaudited adjustments presented herein.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by the Company. The Company believes these accounting policies are similar in most material respects to those of Dana. Certain reclassifications have been made to conform the presentation of the Dana Business financial information to that of the Company. Please refer to Notes 3 and 4 for additional information.

Upon completion of the Dana Business Acquisition, or as more information becomes available, the Company will perform a more detailed review of Dana’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of the Dana Business results of operations or reclassification of assets or liabilities to conform to the Company’s accounting policies and classifications. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial information.

The Company is not aware of any material transactions between the Company and the Dana Business during the periods presented. Accordingly, adjustments to eliminate transactions between the Company and the Dana Business have not been reflected in the unaudited pro forma condensed combined financial information.

Note 2. Preliminary Purchase Price Calculation and Preliminary Purchase Price Allocation

The table below represents the preliminary calculation of estimated consideration to acquire the Dana Business. The adjustments to the base purchase price are preliminary and in accordance with the Purchase Agreement. Amounts are subject to change based upon final settlement and actual information as of the Dana Business Acquisition Closing.

(in millions)
Base purchase price	$2,732
Net indebtedness	(61)
Working capital decrease	(103)

Total cash consideration transferred	$2,568

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of the Dana Business are recognized and measured at fair value. The allocation and the fair value assessments are preliminary and are based on currently available information and certain assumptions, which management believes are reasonable. For the preliminary estimate of fair values of assets acquired and liabilities assumed of the Dana Business, the Company primarily used income-based, market-based, and/or cost-based valuation approaches to conclude upon a preliminary estimate of fair values. The Company also used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions, when estimating fair value. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon this preliminary estimate of fair values. Accordingly, the pro forma purchase price allocation is subject to further adjustments as additional information becomes available and detailed analyses and final valuation are completed, and the adjustments could be material.

The table below represents a preliminary allocation of the estimated consideration to the Dana Business identified tangible and intangible assets acquired and liabilities assumed based on preliminary estimated fair values as of June 30, 2025. The table below is also prepared on a post elimination and reclassification basis, which is further discussed in Notes 3 and 4.

(in millions)
Fair value of assets acquired:
Cash and cash equivalents	$103
Accounts receivable	420
Inventories	647
Other current assets	126
Property and Equipment	666
Intangible assets	1,116
Other non-current assets	155

Amount attributable to assets acquired	$3,233

Fair value of liabilities assumed:
Accounts payable	$539
Current product warranty liability	22
Deferred revenue	28
Other current liabilities	283
Non-current product warranty liability	13
Deferred income taxes	363
Other non-current liabilities	240

Amount attributable to liabilities assumed	$1,488

Fair value of net assets acquired	$1,745
Goodwill	823

Total estimated purchase price	$2,568

The Dana Business’s preliminary identifiable intangible assets and the preliminary step-up in property, plant and equipment along with their estimated useful lives consist of the following:

(in millions)
Identifiable Intangible assets	Estimated useful life in years	Estimated fair value
Developed Technology	6	245
Customer Relationships	17.5	638
Trade Name	Indefinite	233

(in millions)
Property, plant and equipment	Estimated useful life in years	Estimated fair value
Step-up in Real property	25	78
Step-up in remaining Property, plant and equipment	7	144

Total step-up in Property, plant and equipment		222

Note 3. The Dana Business Unaudited Pro Forma Condensed Combined Balance Sheet Reclassification Adjustments

During the preparation of the Pro Forma condensed combined balance sheet, management performed a preliminary analysis of the Dana Business financial information to identify differences in accounting policies as compared to those of Allison and differences in financial statement presentation as compared to the presentation of Allison.

The following table summarizes the various reclassification adjustments made to the Dana Business Balance Sheet for the period ended June 30, 2025 to align with the required pro forma presentation.

(in millions)	Dana’s Off- Highway Business as Restated, Before Reclassification	Reclassification	Note Ref		Dana’s Off- Highway Business, Adjusted	Allison Transmission Holdings Inc. Financial Statement Line
Assets
Cash and cash equivalents	$147	$—			$147	Cash and cash equivalents
Accounts receivable
Trade, less allowance for doubtful accounts of $4 in 2025 and $4 in 2024	411	370	(a	)	781	Accounts receivable -net of allowance for doubtful accounts of $1
Related party receivables	9	(9)	(a	)	—
Other	37	(37)	(b	)	—
Inventories	560	—			560	Inventories
Due from Parent, short term	361	(361)	(a	)	—
Other current assets	89	37	(b	)	126	Other current assets

Total current assets	1,614	—			1,614
Goodwill	188	—			188	Goodwill
Intangibles	72	—			72	Intangible assets, net
Deferred tax assets	74	(74)	(c	)	—
Other noncurrent assets	54	126	(c	)	180	Other non-current assets
Due from parent	8	(8)	(c	)	—
Operating lease assets	44	(44)	(c	)	—
Property, plant and equipment net	444	—			444	Property, plant and equipment, net

Total assets	$2,498	$—			$2,498

(in millions)	Dana’s Off- Highway Business as Restated, Before Reclassification	Reclassification	Note Ref		Dana’s Off- Highway Business, Adjusted	Allison Transmission Holdings Inc. Financial Statement Line
Liabilities and equity
Current debt obligations	2	(2)	(d	)	—
Accounts payable	481	58	(e	)	539	Accounts payable
Accounts payable – Related party	58	(58)	(e	)	—
Accrued payroll and employee benefits	87	(87)	(d	)	—
Income taxes payable	82	(82)	(d	)	—
Non-income taxes payable	28	(28)	(d	)	—
Due to Parent, short term	55	(55)	(f	)	—
		55	(f	)	55	Current portion of long-term debt
Customer advances	28	—			28	Deferred revenue
Warranties	22	—			22	Product warranty liability
Other accrued liabilities	84	199	(d	)	283	Other current liabilities

Total current liabilities	927	—			927
Due to parent	662	—			662	Long-term debt
Noncurrent operating lease liabilities	34	(34)	(g	)	—
Pension and postretirement obligations	121	(121)	(g	)	—
Deferred income taxes	27	—			27	Deferred income taxes
	—	13	(g	)	13	Product warranty liability
Other noncurrent Liabilities	148	142	(g	)	290	Other non-current liabilities

Total liabilities	1,919	—			1,919

Net parent investment	787	—			787	Net parent investment
Accumulated other comprehensive loss	(208)	—			(208)	Accumulated other comprehensive loss, net of tax

Total equity	579	—			579

Total liabilities and equity	$2,498	$—			$2,498

a.	Reclassification of Related party receivables, and Due from Parent, short term to Accounts receivable-net of allowance for doubtful accounts of $1.

b.	Reclassification of Other accounts receivable to Other current assets.

c.	Reclassification of Deferred tax assets, Due from Parent, and Operating lease assets to Other non-current assets.

d.	Reclassification of Current debt obligations, Accrued payroll and employee benefits, Income taxes payable, and Non-income taxes payable to Other current liabilities.

e.	Reclassification of Accounts payable-Related party to Accounts payable.

f.	Reclassification of Due to Parent, short term to Current portion of long-term debt.

g.

Reclassification of Noncurrent operating lease liabilities and Pension and postretirement obligations to Other non-current liabilities, along with the break-out of the noncurrent portion of the Product warranty liability of $13 million from Other noncurrent liabilities.

Note 4. The Dana Business Unaudited Pro Forma Condensed Combined Statements of Income Reclassification Adjustments

During the preparation of the pro forma condensed combined financial information, a preliminary analysis of the Dana Business financial information was completed in order to identify differences in accounting policies and financial statement presentation when compared to Allison.

The following tables summarize the various reclassification adjustments made to the Dana Business Statements of Operations for the six months ended June 30, 2025, the year ended December 31, 2024 and the 6/30 LTM Period, to align with the required pro forma presentation.

	Six Months Ended June 30, 2025
(in millions)	Dana’s Off Highway Business as Restated	Reclassification	Note Ref		Dana’s Off- Highway Business, Adjusted	Allison Transmission Holdings Inc. Financial Statement Line
Net sales – External	$1,241	$21	(a	)	$1,262	Net sales
Net sales – Related party	21	(21)	(a	)	—

Net sales	1,262	—			$1,262
Costs and expenses
Cost of sales – External	1,042	9	(b	)	1,051	Cost of sales
Cost of Sales – Related party	15	(15)	(b	)	—

Cost of sales	1,057	(6)			1,051
Selling, general and administrative expenses	77	9	(b	)	86	Selling, general and administrative
Amortization of intangibles	3	(3)	(b	)	—
Restructuring charges, net	3	(3)	(c	)	—
Interest
Interest income – External	3	(3)	(d	)	—
Interest income – Related party	4	(4)	(d	)	—

Interest income	7	(7)			—
Interest expense – Related party	12	(7)	(d	)	5	Interest expense, net

Other income, net	10	(3)	(c	)	7	Other income (expense), net

Income before income taxes	127	—			127
Income tax expense	19	—			19	Income tax expense

Net income	$108	$—			$108

	Year Ended December 31, 2024
(in millions)	Dana’s Off Highway Business	Reclassification	Note Ref		Dana’s Off- Highway Business, Adjusted	Allison Transmission Holdings Inc. Financial Statement Line
Net sales – External	$2,635	$61	(a	)	$2,696	Net sales
Net sales – Related party	61	(61)	(a	)	—

Net sales	2,696	—			2,696
Costs and expenses
Cost of sales – External	2,194	21	(b	)	2,215	Cost of sales
Cost of Sales – Related party	39	(39)	(b	)	—

Cost of sales	2,233	(18)			2,215
Selling general and administrative expenses	137	23	(b	)	160	Selling, general and administrative
Amortization of intangibles	5	(5)	(b	)	—
Restructuring charges, net	9	(9)	(c	)	—
Interest
Interest income – External	4	(4)	(d	)	—
Interest income – Related party	9	(9)	(d	)	—

Interest income	13	(13)			—
Interest expense – External	4	12	(d	)	16	Interest expense, net
Interest expense – Related party	25	(25)	(d	)	—

Interest expense	29	(13)			16
Other income, net	16	(9)	(c	)	7	Other (expense) income, net

Income before income taxes	312	—			312
Income tax expense	107	—			107	Income tax expense

Net income	$205	$—			$205

	6/30 LTM Period
(in millions)	Dana’s Off Highway Business as Restated	Reclassification	Note Ref		Dana’s Off- Highway Business, Adjusted	Allison Transmission Holdings Inc. Financial Statement Line
Net sales – External	$2,423	$52	(a	)	$2,475	Net sales
Net sales – Related party	52	(52)	(a	)	—

Net sales	2,475	—			2,475
Costs and expenses
Cost of sales – External	2,028	16	(b	)	2,044	Cost of sales
Cost of Sales – Related party	34	(34)	(b	)	—

Cost of sales	2,062	(18)			2,044
Selling general and administrative expenses	138	23	(b	)	161	Selling, general and administrative
Amortization of intangibles	5	(5)	(b	)	—
Restructuring charges, net	11	(11)	(c	)	—
Interest
Interest income – External	5	(5)	(d	)	—
Interest income – Related party	8	(8)	(d	)	—

Interest income	13	(13)			—
Interest expense – External	4	—	(d	)	4	Interest expense, net
Interest expense – Related party	25	(13)	(d	)	12

Interest expense	29	(13)			16
Other income, net	18	(11)	(c	)	7	Other (expense) income, net

Income before income taxes	261	—			261
Income tax expense	67	—			67	Income tax expense

Net income	$194	$—			$194

a.	Reclassification of Net sales-Related party to Net sales.
b.

Reclassification of Cost of sales-Related party to Cost of sales, along with the reclassification of $6 million, $18 million and $18 million from Cost of sales-External related to warranty expense, to Selling, general and administrative for the six months ended June 30, 2025, the year ended December 31, 2024 and the 6/30 LTM Period, respectively. Amortization of intangibles was also reclassified to Selling, general and administrative.

c.	Reclassification of Restructuring charges, net to Other income (expense), net.
d.	Reclassification of Interest income-External, Interest income-Related party, and Interest expense-Related party to Interest expense, net.

Note 5. Pre-Merger Pro Forma Adjustments and Assumptions

The historical balance sheet of the Dana Business reflects certain assets that will not be acquired and certain liabilities that will not be assumed as part of the Dana Business Acquisition. Therefore, the following adjustments are included in the unaudited condensed combined pro forma balance sheet and in the unaudited condensed combined pro forma statements of operations to reflect the impact of the exclusion of these costs, assets and liabilities, as necessary:

a.

Reflects the minimum and maximum operating cash requirements by jurisdiction per the Purchase Agreement. As of June 30, 2025, several jurisdictions did not meet the minimum cash amount and one jurisdiction exceeded the maximum cash amount. At close of the Dana Business Acquisition, it is assumed that the jurisdictions that did not meet the minimum cash amount would meet that minimum threshold at close of the Dana Business Acquisition, and that the jurisdiction that exceeded the maximum cash amount at close of the Dana Business Acquisition would meet the maximum cash amount at close of the Dana Business Acquisition.

b.

As per the Purchase Agreement, all intercompany accounts between Dana and any transferred entity will be settled or otherwise eliminated prior to the close of the Dana Business Acquisition. Therefore, the following pro forma adjustments have been posted to reflect the impact of the elimination of intercompany accounts on the unaudited pro forma condensed combined balance sheet:

i.	A decrease of $361 million to Accounts receivable -net of allowance for doubtful accounts to reflect the elimination of a Due from parent, short term receivable.

ii.	A decrease of $8 million to Other non-current assets to reflect the elimination of a Due from parent, long-term receivable.

iii.	A decrease of $55 million to Current portion of long-term debt to reflect the elimination of Due to parent, short-term of $55 million.

iv.	A decrease of $662 million to Long-term debt to reflect the elimination of Due to parent, long-term.

v.	An increase of $348 million to Net parent investment to reflect the net impact of the elimination of intercompany accounts and third party debt on the balance sheet.

Additionally, pro forma adjustments have been posted to reverse the interest expense and interest income related to the intercompany amounts on the historical balance sheet. The adjustments have the following impact on the unaudited pro forma condensed combined statements of operations:

vi.	A decrease in interest expense of $8 million for the six months ended June 30, 2025, $16 million for the year ended December 31, 2024 and $16 million for the 6/30 LTM Period.

Note 6. Transaction Accounting Pro Forma Adjustments and Assumptions

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations. All taxable adjustments were calculated using a 24.21% blended statutory tax rate to arrive at deferred tax asset or liability adjustments.

a.	Reflects the elimination of the Dana Business’s historical equity.

b.

Reflects estimated cash consideration paid in connection with the Acquisition. The amount is equal to the base purchase price and preliminary and other adjustments based on contractual terms of the Purchase Agreement. See Note 2.

c.

Represents non-recurring transaction costs expected to be incurred post June 30, 2025. Estimated acquisition-related transaction costs include investment banker, advisory, legal, valuation, other professional fees, and fees paid and yet to be paid for the Bridge Facility. Allison’s total estimated acquisition-related transaction costs are $78 million. Of the $78 million, $25 million has been expensed to date, and $4 million in Bridge Facility set-up fees were capitalized on Allison’s historical balance sheet. These costs will not affect the combined statement of operations beyond 12 months after the Dana Business Acquisition Closing. This resulted in the following pro forma adjustments to the unaudited pro forma condensed combined balance sheet:

i.	The accrual of transaction costs $49 million to Other current liabilities, which includes $44 million of acquisition-related transaction costs and $5 million of Bridge Facility related fees.

ii.	The removal of Bridge Facility set-up fees of $4 million from Other non-current assets

iii.	The increase to Accumulated deficit of $53 million related to the associated impact of the transaction costs incurred post June 30, 2025.

This resulted in the following pro forma adjustments to the unaudited pro forma condensed combined statements of operations:

i.	The non-recurring transaction costs of $44 million charged to Selling, general and administrative for the year ended December 31, 2024.

ii.

The non-recurring transaction costs related to the Bridge Facility of $9 million (inclusive of the $4 million Bridge Facility set-up fee and an additional $5 million that will be paid at the earlier of closing or when permanent financing is put in place) charged to interest expense for the year ended December 31, 2024.

d.	Reflects the preliminary estimate of fair value of identifiable intangible assets acquired along with the elimination of historical intangible assets associated with the Dana Business as follows:

(in millions)	Transaction Accounting Adjustments
Adjustments to intangible assets, net:
Elimination of the Dana Business’ historical intangible assets	$(72)
Estimated fair value of Developed Technology acquired	245
Estimated fair value of Trade Name acquired	233
Estimated fair value of Customer Relationships acquired	638

Total	$1,044

This resulted in the following pro forma adjustments to Amortization of intangibles in the unaudited pro forma condensed combined statements of operations as follows:

(in millions)	Six months ended June 30, 2025	Year ended December 31, 2024	6/30 LTM Period
Reversal of historical amortization expense related to the Dana Business’ intangible assets	$(3)	$(5)	$(5)
Amortization of acquired Customer Relationships	18	36	36
Amortization of acquired Developed Technology	20	41	41

Total incremental amortization expense	$35	$72	$72

A 10% change in the fair value of Customer Relationships and Developed Technology would increase or decrease amortization expense on a pro forma basis by $4 million, $8 million and $8 million for the six months ended June 30, 2025, the year ended December 31, 2024 and the 6/30 LTM Period, respectively.

e.	Reflects the preliminary estimate of the step-up in fair value of property, plant and equipment acquired of $222 million, and the associated impact of depreciation as follows:

(in millions)	Six months ended June 30, 2025	Year ended December 31, 2024	6/30 LTM Period
Depreciation expense related to the step-up value of property, plant and equipment, net	$12	$24	$24

A 10% change in stepped up value of property, plant and equipment would increase or decrease depreciation expense on a pro forma basis by $1 million, $2 million and $2 million for the six months ended June 30, 2025, the year ended December 31, 2024 and the 6/30 LTM Period, respectively.

f.

Reflects the preliminary estimate of the step-up in fair value of inventory of $87 million acquired related to the Dana Business along with the associated increase to Cost of sales for the year ended December 31, 2024.

g.

Reflects the recognition of preliminary estimated goodwill arising from the Dana Business Acquisition in the amount of $823 million and the elimination of goodwill associated with the Dana Business in the amount of $188 million for a total pro forma adjustment of $635 million.

h.

Reflects the deferred tax impact associated with the incremental difference in book and tax basis created from the preliminary purchase price allocation. Allison has estimated that the fair value adjustment to increase deferred income taxes, net would be $336 million along with a decrease to the deferred tax asset balance of $17 million included within Other current assets, relating to estimated fair value adjustments at estimated blended statutory tax rate of approximately 24.21% for the combined company. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on the post-acquisition activities, including cash needs and the geographical mix of taxable income. The estimate is preliminary and subject to change based upon the final determination of fair value of the identifiable assets and liabilities.

i.

The Dana Business employees participate in Dana sponsored defined benefit plans and the Dana Business sponsored defined benefit plans. The Dana Business financial statements included a Dana Business sponsored defined benefit plan that would be retained by Dana at close of the Dana Business Acquisition and would not transfer to the combined company. As such, the under-funded amount of this plan must be removed from the unaudited pro forma condensed combined balance sheet, netted with the addition of under-funded balances related to Dana Business employees of Dana sponsored plans. The net impact resulted in a reduction of $50 million from Other non-current liabilities. The actual funding status of the defined benefit plans as of the Dana Business Acquisition Closing depends on the fair value of plan assets and actuarial estimate of pension liability that has not yet been completed. Accordingly, the final funding status could differ significantly from the current estimate.

j.

The one-time-post-combination expense of $3 million and $2 million charged to Selling, general and administrative, for the year ended December 31, 2024 and the 6/30 LTM Period, consisting of retention bonuses for certain key employees. The retention bonuses are conditional upon future services to be completed within one year of the close of the Dana Business Acquisition. Dana employment agreements included these provisions, where Dana is responsible to pay 50% while Allison is required to pay the remaining 50% of the retention bonuses.

k.

The pro forma income tax adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025, the year ended December 31, 2024 and the 6/30 LTM Period, reflect the income tax effects of the pro forma adjustments. The Dana Business Acquisition-related expenses are assumed to be 50% deductible, and the effective blended tax rate used of the combined company could be significantly different from the 24.21% that has been used in these pro forma financial statements for a variety of reasons, including post-merger activities.

l.	The following table sets forth the computation of pro forma basic and diluted earnings per share for the six months ended June 30, 2025, the year ended December 31, 2024 and the 6/30 LTM Period:

(in millions, except per share data) Numerator (basic and diluted):	Six months ended June 30, 2025	Year ended December 31, 2024	6/30 LTM Period
Pro forma net income attributable to common shares	$423	$676	$806
Denominator:
Weighted average number of common shares outstanding – basic	85	87	85
Weighted average number of common shares outstanding – diluted	86	88	86
Pro forma income per share:
Basic	$4.98	$7.77	$9.48
Diluted	$4.92	$7.68	$9.37

Note 7. Financing Pro Forma Adjustments and Assumptions

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations.

a.

Reflects the impact of the Debt Financing, which includes the issuance of the Incremental Term Loan Facility, or $1,189 million, net of debt issuance costs of $11 million, the issuance of the Notes, or $495 million, net of debt issuance costs of $5 million, and a $300 million draw on the Company’s Revolver Refinancing Facility for a total of $1,984 million. A blended rate of approximately 6% was used to calculate the estimated interest expense in the unaudited pro forma condensed combined statements of operations for the Incremental Term Loan Facility, the Notes and the Revolver Refinancing Facility. The incremental interest expense and amortization of debt issuance costs associated with the Incremental Term Loan Facility, the Notes and the Revolver Refinancing Facility is shown below:

(in millions)	Six months ended June 30, 2025	Year ended December 31, 2024	6/30 LTM Period
Estimated amortization of deferred financing costs on Incremental Term Loan Facility	$1	$1	$1
Estimated amortization of deferred financing costs on Notes	—	—	—
Estimated interest expense on Incremental Term Loan Facility	36	73	73
Estimated interest expense on Notes	15	30	30
Estimated interest expense on Revolver Refinancing Facility	9	18	18
Elimination of commitment expense on Revolver Refinancing Facility	—	(1)	—

Net adjustment to interest expense	$61	$121	$122

A 0.125% change in interest rates would increase or decrease interest expense on a pro forma basis by $1 million, $2 million and $2 million for the six months ended June 30, 2025, the year ended December 31, 2024 and the 6/30 LTM Period, respectively.

The pro forma income tax adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025, the year ended December 31, 2024, and the LTM period ended June 30, 2025 reflect the income tax effects of the financing pro forma adjustments. The effective blended tax rate of the combined company could be significantly different from the 26.00% that has been used in the financing pro forma adjustments in these pro forma financial statements for a variety of reasons, including post-merger activities.